Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-98083, 333-145674, 333-177088, 333-183871 and 333-213581) of Spartan Motors, Inc. of our report dated March 1, 2017, relating to our audit of the consolidated financial statements of Smeal Fire Apparatus Co. and Subsidiaries as of and for the years ended December 31, 2016 and 2015, and our report dated March 25, 2015 relating to our audit of the consolidated financial statements of Smeal Fire Apparatus Co. and Subsidiaries as of and for the six months ended December 31, 2014 and the year ended June 30, 2014 included in this Current Report on Form 8-K/A.

/s/ Lutz & Company, P.C.

Omaha, Nebraska

March 16, 2017